EXHIBIT 5.1

[JONES DAY LETTERHEAD]

February 7, 2006

SunPower Corporation

3939 North First Street

San Jose, CA 95134

Re:	Issuance of $200,000,000 aggregate principal amount of 1.25% Senior
Convertible Debentures due 2027 of SunPower Corporation

Ladies and Gentlemen:

We have acted as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the purchase from the Company by the several underwriters named in Schedule A to the Underwriting Agreement (as defined below) (collectively, the “Underwriters”), pursuant to the Underwriting Agreement dated February 2, 2007 (the “Underwriting Agreement”), by and among the Company and Lehman Brothers, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Cowen and Company, LLC, First Albany Capital Inc. and ThinkEquity Partners LLC, acting as representatives of the several Underwriters of $200,000,000 aggregate principal amount of 1.25% Senior Convertible Debentures due 2027 (the “Securities”) of the Company issued under the Indenture, dated as of February 7, 2007, as supplemented by the First Supplemental Indenture, dated as of February 7, 2007 (as amended and supplemented, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We assume that the appropriate action has been taken to register and qualify the Securities under all applicable state securities or “blue sky” laws.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, when the Securities are authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company.

We have assumed that (i) the Indenture will be a valid and binding obligation of the Trustee and (ii) the Indenture will be duly executed and delivered by the Company and the Trustee.

SunPower Corporation

February 7, 2007

The opinion expressed herein is subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally and (ii) general equitable principles.

The opinion expressed herein is limited to laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

SunPower Corporation

February 7, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be dated February 8, 2007 relating to the Registration Statement (Registration No. 333-140272) of the Company (the “Registration Statement”) and to the reference to Jones Day under the caption “Certain Legal Matters” in the prospectus relating to the Securities and constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day